Exhibit 3

Names and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Santander Investment Securities Inc.

45 East 53rd Street

New York, New York 10022

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281